Exhibit 99.1

American Physicians Service Group, Inc.

Reports Excellent Fourth Quarter and Annual Results for 2008

15% Return on Equity

AUSTIN, TEXAS, March 2, 2009 – American Physicians Service Group, Inc. (“APS”) (NASDAQ:AMPH) today announced results for the quarter and year ended December 31, 2008.  For the three months ended December 31, 2008, revenues were $17,408,000 compared to $22,785,000 for the same period last year.  Net earnings were $2,454,000 or $.34 per diluted share, compared to $6,005,000 or $.82 per diluted share, in the same period last year.  For the year ended December 31, 2008, revenues were $74,749,000 compared to $84,403,000 in the prior year.  Net earnings were $19,163,000 or $2.64 per diluted share, compared to $23,273,000 or $4.09 per diluted share in 2007.  Results for the year ended December 31, 2007 included an extraordinary gain of $2,264,000 or $.40 per diluted share, resulting from the acquisition of American Physicians Insurance Company (“API”) on April 1, 2007 and earnings per share in 2007 did not reflect the full impact of an additional 4,300,000 shares issued during the year in connection with the acquisition and a stock offering.

Ken Shifrin, Chairman of the Board, stated, “2008 represented the first full year of operations as a fully integrated insurance company following our acquisition of API in 2007 and it was an eventful year.  We were not immune to the severe turmoil in world economics in 2008, yet produced our second best earnings performance ever, grew book value per share by 13%, produced a 15% return on equity and grew our policy holder count by over 8%.  Our share price increased over 7% during the year, a truly extraordinary performance for any public company in 2008. So while we did not entirely escape the economic crisis, we were still able to deliver excellent results in a very difficult market.”

Tim LaFrey, President, added, “Our insurance base continued to grow in 2008.  New premium business increased 62% over 2007, including meaningful contributions from expansion states Arkansas and Oklahoma, and our driven commitment to customer service yielded a 92% retention rate.  The combined effect was an 8% increase in policyholder count during 2008.  Total premiums do not fully reflect this increase, as very favorable claims trends in our primary market resulted in appropriate rate competition, with an average rate decrease of 6% in 2008, down significantly from the 14% decrease in 2007.  Despite the favorable claims trend, we continue to underwrite with the systematic, conservative approach we have always followed.  Consequently, though our number of pending claims declined 21% in 2008, our net reserve per open claim increased 22% and we remain very conservatively reserved at the upper end of the actuarial range in all periods.”

Mr. LaFrey continued, “As Mr. Shifrin said, we were not immune from the impact of the decline in global financial markets and our overall revenue decline for the year was primarily the result of lower financial services revenues in 2008, following that segment’s record year in 2007.  Revenues for the financial services segment declined from $21.1 million in 2007 to $6.2 million in 2008.  We reduced our expenses in 2008, narrowing our loss each quarter as the year progressed, but will not be satisfied until we return this segment to profitability.”

Mr. Shifrin concluded, “We remain steadfast to our tenets of conservative management and maintaining a strong balance sheet.  We have experienced no defaults in our fixed income securities and have avoided investments in AIG, Lehman Brothers and others who have dominated the headlines.  We have taken a conservative approach in the valuation of some mortgage-backed products, recording impairment losses due to the length and depth of the housing crisis.  We have also invested in ourselves, buying back approximately 323,000 of our shares during 2008.  Even with the combined effect of the impairment write downs, stock repurchases, sixth consecutive common stock dividend and second payment on our redeemable preferred stock, we increased cash and investments to $232 million at the end of the year from $223 million at the end of 2007.  With total shareholders’ equity of over $136 million at year end, modest debt of approximately $7.5 million and strong prospects for continued profitability, we and our shareholders remain in a position to prosper during a period of economic uncertainty.”

APS is an insurance and financial services firm with subsidiaries which provide medical malpractice insurance for physicians and other healthcare professionals and brokerage and other investment services to institutions and high net worth individuals.  The Company is headquartered in Austin, Texas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Vice President - Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(in thousands, except per share data)
	December 31,	December 31,
	2008	2007
Assets

Investments	$209,709	$204,802
Cash and cash equivalents	22,060	18,391
Premium and maintenance fees receivables	17,186	15,946
Reinsurance recoverables	15,293	24,554
Deferred policy acquisition costs	2,500	2,514
Deferred tax assets	9,488	7,402
Property and equipment, net	590	350
Intangible assets	2,264	1,045
Federal income tax receivable	738	1,957
Prepaid and other assets	3,726	5,837

Total assets	$283,554	$282,798

Liabilities

Reserve for loss and loss adjustment expense	$92,141	$101,606
Unearned premiums and maintenance fees	36,785	35,417
Funds held under reinsurance treaties	3,978	4,651
Trade accounts payable	290	996
Accrued expenses and other liabilities	6,327	7,594
Mandatorily redeemable preferred stock	7,568	8,554

Total liabilities	147,089	158,818

Common stock	701	721
Additional paid-in capital	75,367	79,752
Accumulated other comprehensive income (loss)	368	545
Retained earnings	60,029	42,962

Total shareholders’ equity	136,465	123,980

Total liabilities and shareholders’ equity	$283,554	$282,798

Shares outstanding	7,014	7,214

Book value per share	$19.46	$17.19

AMERICAN PHYSICIANS SERVICE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
REVENUES

Gross premiums and maintenance fees written	$13,011	$12,836	$64,117	$50,120
Premiums ceded	456	891	1,543	4,813
Change in unearned premiums & maintenance fees	2,956	4,235	(1,579)	1,106

Net premiums and maintenance fees earned	16,423	17,962	64,081	56,039

Investment income, net of investment expense	2,988	2,950	11,999	8,693
Realized capital loss, net	(3,437)	(1,597)	(7,749)	(5,256)
Management service	25	38	88	3,803
Financial services	1,358	3,433	6,193	21,056
Other revenue	50	(1)	137	68

Total revenues	17,408	22,785	74,749	84,403

EXPENSES

Losses and loss adjustment expenses	7,222	5,909	18,569	13,695
Other underwriting expenses	2,752	2,624	11,074	8,320
Change in deferred policy acquisition costs	220	177	14	(110)
Management service expenses	-	-	-	3,823
Financial services expenses	1,735	3,431	9,749	19,030
General and administrative expenses	1,531	1,659	5,752	5,459
Loss from impairment of goodwill	-	-	-	1,247

Total expenses	13,460	13,800	45,158	51,464

Income from operations	3,947	8,985	29,591	32,939

Federal income tax expense	1,493	2,980	10,428	11,929
Minority interests	-	-	-	1

Net income before extraordinary gain	$2,454	$6,005	$19,163	$21,009

Extraordinary gain	-	-	-	2,264

Net income	$2,454	$6,005	$19,163	$23,273

Diluted income per share	$0.34	$0.82	$2.64	$4.09

Diluted weighted average shares outstanding	7,134	7,316	7,248	5,695

SELECTED INSURANCE DATA FOR API, pre and post merger

Claims History

	Claims Reported	Open Claims
Date	in the Quarter	at Quarter End
December 31, 2008	77	585
September 30, 2008	114	681
June 30, 2008	92	667
March 31, 2008	98	688
December 31, 2007	128	740
September 30, 2007	89	746
June 30, 2007	84	822
March 31, 2007	113	848
December 31, 2006	102	808
September 30, 2006	160	770
June 30, 2006	143	710
March 31, 2006	106	665
December 31, 2005	84	705